Exhibit 10.13

Commitment Letter Regarding Social Insurance and Housing Provident Fund Matters
The company, as the controlling shareholder of ACM Research (Shanghai), Inc. (hereinafter referred to as the “issuer”), with respect to the relevant matters on the issuer’s failure to pay social insurance and housing provident fund for employees in accordance with regulations before the initial public offering of shares and listing on the Science and Technology Board, now makes the following commitment:
1. If the issuer’s employees pursue social insurance or housing provident fund and causes litigation or arbitration as a result, or are subject to administrative punishment by the relevant competent authorities, the enterprise will compensate the issuer in full and bear the responsibility for these matters. All expenses incurred that should be paid by the issuer.
2. If the competent department of labor, social security and housing provident fund require the issuer to make up payment for the employee’s social insurance and housing provident fund in the previous year, the enterprise will make up for the issuer on the amount approved by the competent authority.
3. If the issuer fails to pay social insurance and housing provident funds in accordance with the regulations and incurred any other expenses and economic losses, the enterprise will bear all the expenses on behalf of the issuer.

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ACM RESEARCH, INC.

Signature: /s/ Hui Wang

Name: HUI WANG

Title: Authorized representative

Date: Year Month Day